Exhibit 99.2
Bayer and Onyx Provide Update on Phase 3 Trial of Nexavar
in Patients with Non-Small Cell Lung Cancer
Wayne, NJ and Emeryville, CA – February 18, 2008 – Bayer HealthCare Pharmaceuticals and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that a Phase 3 trial evaluating Nexavar® (sorafenib) tablets in patients with non-small cell lung cancer (NSCLC) was stopped early following a planned interim analysis, when the independent Data Monitoring Committee (DMC) concluded that the study would not meet its primary endpoint of improved overall survival. The Phase 3 ESCAPE (Evaluation of Sorafenib, Carboplatin And Paclitaxel Efficacy in NSCLC) trial evaluated Nexavar when administered in combination with the chemotherapeutic agents carboplatin and paclitaxel in patients with non-small cell lung cancer (NSCLC). Safety events were generally consistent with those previously reported. However, higher mortality was observed in the subset of patients with squamous cell carcinoma of the lung treated with sorafenib and carboplatin and paclitaxel versus those treated with carboplatin and paclitaxel alone.
Bayer and Onyx are providing information regarding this DMC recommendation to health authorities and those clinical investigators involved in studies of Nexavar. In addition, the companies will further review the findings of this analysis and DMC recommendation to determine what, if any, impact they have on other ongoing Nexavar lung cancer trials. Data from this study will be presented at an upcoming scientific meeting.
“While we are disappointed in this outcome, Bayer and Onyx remain committed to our comprehensive pan-tumor clinical trial program for Nexavar. Nexavar has proven significant clinical benefit for patients with liver cancer and advanced kidney cancer and we will continue to investigate its potential across a wide variety of tumors,” said Susan Kelley, MD, vice president, Therapeutic Area Oncology, Bayer HealthCare Pharmaceuticals.
ESCAPE Trial Design
This multicenter, randomized, double-blind, placebo-controlled Phase 3 study enrolled more than 900 patients with non-small cell lung cancer at more than 140 clinical sites in North America, South America, Europe and the Asia Pacific region. The primary endpoint was overall survival, and secondary endpoints included progression-free survival, tumor response, patient quality of life and safety. Participating patients had not received any prior systemic anti-cancer treatment for their lung cancer and enrollment was open to patients with all histologies (or cell types) of NSCLC, including those with squamous cell carcinoma or adenocarcinomas.
Patients were randomized to receive 400 mg of oral Nexavar twice daily or placebo, in addition to two chemotherapeutic agents – carboplatin and paclitaxel – for up to six cycles. Subsequently, patients continued in a maintenance phase where Nexavar or placebo was administered as a single agent until study drug was discontinued due to progression of tumor or side effects.
Comprehensive NSCLC Program
Bayer and Onyx have a comprehensive program of clinical trials studying Nexavar for the treatment of NSCLC in a variety of patient populations and in combination with other anti-cancer regimens. These include a second ongoing Phase 3 study, known as NExUS (NSCLC research Experience Utilizing Sorafenib), in previously untreated patients, administering Nexavar in combination with two chemotherapeutics commonly used in Europe, gemcitabine and cisplatin. In addition, a Phase 2 trial sponsored by a cooperative study group in the United States in patients who have failed two or more therapeutic regimens has also completed enrollment. There are also multiple Phase 2 studies in patients who have experienced disease progression despite treatment with one prior therapeutic regimen.
Nexavar’s Differentiated Mechanism
Nexavar targets both the tumor cell and tumor vasculature. In preclinical studies, Nexavar has been shown to target members of two classes of kinases known to be involved in both cell proliferation (growth) and angiogenesis (blood supply) – two important processes that enable cancer growth. These kinases included Raf kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3 and RET.
Nexavar is currently approved in more than 30 countries for liver cancer and in more than 60 countries for the treatment of patients with advanced kidney cancer. Nexavar is also being evaluated by the companies, international study groups, government agencies and individual investigators as a single agent or combination treatment in a wide range of other cancers, including metastatic melanoma, breast cancer and as an adjuvant therapy for kidney cancer and liver cancer.
Important Safety Considerations For Patients Taking Nexavar
Based on the currently approved U.S. package insert for the treatment of patients with unresectable hepatocellular carcinoma, hypertension may occur early in the course of therapy and blood pressure should be monitored weekly during the first six weeks of therapy and treated as needed. Bleeding with a fatal outcome from any site was reported in 2.4% for Nexavar and 4% in placebo. The incidence of treatment-emergent cardiac ischemia/infarction was 2.7% for Nexavar vs. 1.3% for placebo. Most common adverse events reported with Nexavar in patients with unresectable HCC were diarrhea, fatigue, abdominal pain, weight loss, anorexia, nausea and hand-foot skin reaction. Grade 3/4 adverse events were 45% for Nexavar vs. 32% for placebo. Women of child-bearing potential should be advised to avoid becoming pregnant and advised against breast-feeding. In cases of any severe or persistent side effects, temporary treatment interruption, dose modification or permanent discontinuation should be considered.
For information about Nexavar including U.S. Nexavar prescribing information, visit www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).
About Bayer HealthCare Pharmaceuticals Inc.
Bayer HealthCare Pharmaceuticals Inc. is the U.S.-based pharmaceuticals unit of Bayer HealthCare LLC, a division of Bayer AG. One of the world’s leading, innovative companies in the healthcare and medical products industry, Bayer HealthCare combines the global activities of the Animal Health, Consumer Care, Diabetes Care, and Pharmaceuticals divisions. In the U.S., Bayer HealthCare Pharmaceuticals comprises the following business units: Women’s Healthcare, Diagnostic Imaging, Specialized Therapeutics, Hematology/Cardiology and Oncology. The company’s aim is to discover and manufacture products that will improve human health worldwide by diagnosing, preventing and treating diseases.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Forward-Looking Statements
This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our annual and interim reports filed with the Frankfurt Stock Exchange. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, safety, regulatory processes, and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.